Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 6.3 AND 6.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

This WARRANT TO PURCHASE STOCK (as amended and in effect from time to time, this “Warrant”) is issued as of the issue date set forth on Schedule I hereto (the “Issue Date”) by the company set forth on Schedule I hereto (the “Company”) to SILICON VALLEY BANK in connection with that certain Loan and Security Agreement of even date herewith between them (as amended and/or modified and in effect from time to time, the “Loan Agreement”), and shall be transferred to SVB FINANCIAL GROUP pursuant to Section 6.4 below. The parties agree as follows:

SCHEDULE I. WARRANT PROVISIONS.

Warrant Section	Warrant Provision

Recitals – “Issue Date”	September 21, 2021

Recitals – “Company”	FOG Pharmaceuticals, Inc., a Delaware corporation

1.1 – “Class”	Common Stock, $0.001 par value per share

1.1 – “Exercise Price”	$3.13 per Share

1.2 – “Initial Shares”	18,584

1.3 – “Additional Shares”	18,585

1.3 – Conditions for exercisability of Additional Shares	The making (if any) of the first Term B Loan Advance (as defined in the Loan Agreement) to the Company in any amount.

4.1(b) – Share percentage as of the Issue Date	0.200% of the Company’s total fully-diluted shares outstanding.

6.1(a) – “Expiration Date”	September 20, 2031

SECTION 1. RIGHT TO PURCHASE SHARES.

1.1 Grant of Right. For good and valuable consideration, the Company hereby grants to SILICON VALLEY BANK (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) the right, and Holder is entitled, to purchase from the Company up to the number of fully paid and non-assessable shares (as determined pursuant to Section 1.2 below) of the class set forth on Schedule I hereto (the “Class”), at a purchase price per Share set forth on Schedule I hereto (the “Exercise Price”), subject to the provisions and upon the terms and conditions set forth in this Warrant.

1.2 Number of Shares. This Warrant shall be exercisable for the number of initial shares of the Class set forth on Schedule I hereto (the “Initial Shares”), plus the Additional Shares (as hereinafter defined), if any (collectively, and as may be adjusted from time to time in accordance with the provisions of this Warrant, the “Shares”).

1.3 Additional Shares. This Warrant shall automatically become exercisable for the number of additional shares of the Class set forth on Schedule I hereto (the “Additional Shares”) upon the occurrence of the event set forth on Schedule I hereto. The number of Additional Shares shall be adjusted from time to time in accordance with the provisions of this Warrant, including, without limitation, adjustments in respect of events occurring prior to the date, if any, on which this Warrant becomes exercisable for such shares as if they constituted “Shares” hereunder for such purpose at all times from the Issue Date.

SECTION 2. EXERCISE.

2.1 Method of Exercise. Holder may exercise this Warrant in whole or in part at any time and from time to time prior to the expiration or earlier termination of this Warrant, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 2.2 below, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Exercise Price for the Shares being purchased. Notwithstanding any contrary provision herein, to the extent that the original of this Warrant is an electronic original, in no event shall an original ink-signed paper copy of this Warrant be required for any exercise of a Holder’s rights hereunder, nor shall this Warrant or any physical copy hereof be required to be physically surrendered at the time of any exercise hereof.

2.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Exercise Price in the manner specified in Section 2.1 above, Holder may elect to surrender to the Company Shares having an aggregate value equal to the aggregate Exercise Price. If Holder makes such election, the Company shall issue to Holder such number of fully paid and non-assessable Shares determined by the following formula:

X = Y(A-B)/A

where:

X = the number of Shares to be issued to Holder;

Y = the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Exercise Price);

A = the fair market value (as determined pursuant to Section 2.3 below) of one Share; and

B = the Exercise Price.

2.3 Fair Market Value. If shares of the Class are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of the Class reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of the Class are not then traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

2.4 Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Sections 2.1 or 2.2 above, the Company shall deliver to Holder a certificate (or, in the case of uncertificated securities, provide notice of book entry) representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired (or surrendered in payment of the aggregate Exercise Price).

2.5 Replacement of Warrant.

(a) Paper Original Warrant. To the extent that the original of this Warrant is a paper original, on receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

(b) Electronic Original Warrant. To the extent that the original of this Warrant is an electronic original, if at any time this Warrant is rejected by any person (including, but not limited to, paying or escrow agents) or any such person fails to comply with the terms of this Warrant based on this Warrant being presented to such person as an electronic record or a printout hereof, or any signature hereto being in electronic form, the Company shall, promptly upon Holder’s request and without indemnity, execute and deliver to Holder, in lieu of electronic original versions of this Warrant, a new warrant of like tenor and amount in paper form with original ink signatures.

2.6 Treatment of Warrant Upon Acquisition of Company.

(a) Acquisition. “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power. For the avoidance of doubt, “Acquisition” shall not include any sale and issuance by the Company of shares of its capital stock or of securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock to one or more investors for cash in a transaction or series of related transactions the primary purpose of which is a bona fide equity financing of the Company.

(b) Treatment of Warrant in Cash/Public Acquisition. In the event of an Acquisition in which the consideration to be received by the holders of the outstanding shares of the Class (in their capacity as such) consists solely of cash, solely of Marketable Securities (as hereinafter defined) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 2.3 above would be greater than the Exercise Price in effect as of immediately prior to the closing of such Cash/Public Acquisition, and Holder has not previously exercised this Warrant in full, then, in lieu of Holder’s exercise of the unexercised portion of this Warrant, this Warrant shall, as of immediately prior to such closing (but subject to the occurrence thereof) automatically cease to represent the right to purchase Shares and shall, from and after such closing, represent solely the right to receive the aggregate consideration that would have been payable in such Acquisition on and in respect of all Shares for which this Warrant was exercisable as of immediately prior to the closing thereof, net of the aggregate Exercise Price therefor, as if such Shares had been issued and outstanding to Holder as of immediately prior to such closing, as and when such consideration is paid to the holders of the outstanding shares of the Class. In the event of a Cash/Public Acquisition in which the fair market value of one Share as determined in accordance with Section 2.3 above would be equal to or less than the Exercise Price in effect as of immediately prior to the closing of such Cash/Public Acquisition, then this Warrant will automatically and without further action of any party terminate as of immediately prior to such closing.

(c) Treatment of Warrant in non-Cash/Public Acquisition. Upon the closing of any Acquisition other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume this Warrant and the Company’s obligations hereunder, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, all subject to further adjustment from time to time thereafter in accordance with the provisions of this Warrant.

(d) Marketable Securities. “Marketable Securities” means securities meeting all of the following requirements (determined as of immediately prior to the closing of the Acquisition): (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition. Notwithstanding the foregoing provisions of this Section 2.6(d), securities held in escrow or subject to holdback to cover indemnification-related claims shall be deemed to be Marketable Securities if they would otherwise be Marketable Securities but for the fact that they are held in escrow or subject to holdback to cover indemnification-related claims.

SECTION 3. CERTAIN ADJUSTMENTS TO THE SHARES, CLASS AND EXERCISE PRICE.

3.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in additional shares of the Class (including fractional shares) or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased, even if such number would include fractional shares, and the Exercise Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased, even if such number would include fractional shares.

3.2 Reclassification, Exchange, Combination or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, “Class” shall mean such securities and this Warrant will be exercisable for the number of such securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such event, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 3.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

3.3 Adjustment to Exercise Price on Cash Dividend. In the event that the Company at any time or from time to time prior to the exercise in full of this Warrant pays any cash dividend on the outstanding shares of the Class or makes any cash distribution on or in respect of all outstanding shares of the Class (other than a distribution of cash proceeds received by the Company in connection with an Acquisition described in Section 2.6(a)(i) above), then on and as of the date of each such dividend payment and/or distribution, the Exercise Price shall be reduced by an amount equal to the amount paid or distributed upon or in respect of each outstanding share of the Class; provided that in no event shall the Exercise Price be reduced below the then-par value, if any, of a share of the Class.

3.4 No Fractional Share. No fractional Share shall be issued upon exercise of this Warrant, and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash an amount equal to (a) such fractional interest, multiplied by (b)(i) the fair market value (as determined in accordance with Section 2.3 above) of a full Share, less (ii) the then-effective Exercise Price (the “Fractional Share Value”), unless Holder otherwise elects, in its sole discretion, to waive such payment. Notwithstanding any contrary provision herein, if this Warrant becomes exercisable for a fractional Share interest at any time or from time to time prior to the exercise in full of this Warrant, and the Company eliminates such fractional Share interest prior to any exercise of this Warrant, then the then-effective Exercise Price shall be reduced by an amount equal to the Fractional Share Value, unless Holder otherwise elects, in its sole discretion, to waive such reduction.

3.5 Certificate as to Adjustments. Within a reasonable time following each adjustment of the Exercise Price, Class and/or number of Shares pursuant to the terms of this Warrant, the Company, at its expense, shall deliver a certificate of its Chief Financial Officer or other authorized officer to Holder setting forth the adjustments to the Exercise Price, Class and/or number of Shares and the facts upon which such adjustments are based. The Company shall, at any time and from time to time within a reasonable time following Holder’s written request and at the Company’s expense, furnish Holder with a certificate of its Chief Financial Officer or other authorized officer setting forth the then-current Exercise Price, Class and number of Shares and the computations or other determinations thereof.

SECTION 4. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

4.1 Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a) The initial Exercise Price first set forth above is not greater than the fair market value of a share of the Class as determined by the most recently completed third-party valuation, approved or accepted by the Company’s Board of Directors, of a share of the Class obtained for purposes of the Company’s compliance with Section 409A of the Internal Revenue Code of 1986, as amended (or the corresponding section of any successor statute) (a “409A Valuation”).

(b) The number of Initial Shares set forth on Schedule I hereto plus the number of Additional Shares set forth on Schedule I hereto collectively represent not less than the share percentage set forth on Schedule I hereto, calculated on and as of the Issue Date hereof on a fully-diluted, common stock-equivalent basis (but without excluding shares of capital stock that are not convertible into shares of common stock) assuming (i) the conversion into common stock of all outstanding securities and instruments (including, without limitation, securities deemed to be outstanding pursuant to clause (ii) of this Section 4.1(b)) convertible by their terms into shares of common stock (regardless of whether such securities or instruments are by their terms now so convertible), (ii) the exercise in full of all outstanding options, warrants (including, without limitation, this Warrant) and other rights to purchase or acquire shares of common stock or securities exercisable for or convertible into shares of common stock (regardless of whether such options, warrants or other rights to purchase or acquire are by their terms now exercisable); and (iii) the inclusion of all shares of common stock reserved for issuance under all of the Company’s incentive stock and stock option plans and not now subject to outstanding grants or options.

(c) All Shares which may be issued upon the exercise of this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under the Company’s Certificate of Incorporation or Bylaws, each as amended and in effect from time to time (the “Charter Documents”), any Stockholder Agreement (to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 5.4 below) or applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class and other securities as will be sufficient to permit the exercise in full of this Warrant.

(d) The Company’s capitalization table attached hereto as Appendix 2 is true and complete, in all material respects, as of the Issue Date.

4.2 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, stock or other securities or property and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to all holders of the outstanding shares of the Class any additional securities of the Company (other than pursuant to contractual pre-emptive or first refusal rights);

(c) effect any redemption, reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;

(d) effect an Acquisition, or to liquidate, dissolve or wind up the Company; or

(e) effect its initial, underwritten offering and sale of its securities to the public pursuant to an effective registration statement under the Act (the “IPO”); then, in connection with each such event, the Company shall give Holder (pursuant to Section 6.5 below):

(1)
in the case of the matters referred to in (a) and (b) above, at least seven (7) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any;
(2)
in the case of the matters referred to in (c) and (d) above, at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice); and

(3)
with respect to the IPO, at least seven (7) Business Days prior written notice of the date on which the Company proposes to make the first public filing of its registration statement in connection therewith.

4.3 Certain Company Information. The Company will provide such information requested by Holder from time to time, within a reasonable time following each such request, that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements. Prior to the IPO, such information may include, but shall not be limited to, the Company’s then-current summary capitalization table, the price per share for which the Company most recently prior thereto sold or issued shares of its convertible preferred stock to investors for cash in a bona fide equity financing of the Company, and the Company’s most recent 409A Valuation.

SECTION 5. REPRESENTATIONS AND COVENANTS OF HOLDER.

Holder represents and warrants to, and agrees with, the Company as follows:

5.1 Investment Representations.

(a) Purchase for Own Account. Except for the one-time transfer of this Warrant from Silicon Valley Bank to its parent SVB Financial Group described in Section 6.4 below, this Warrant and the Shares to be acquired upon exercise hereof are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

(b) Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

(c) Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities for an indefinite period of time, and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d) Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(e) The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act or registered or qualified under the securities laws of any state, and are issued in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that the Company is under no obligation to so register or qualify this Warrant, the Shares or such other securities. Holder understands that this Warrant and the Shares issued upon any exercise hereof are “restricted securities” under applicable federal and state securities laws and must be held indefinitely unless subsequently registered under the Act and registered or qualified under applicable state securities laws, or unless exemptions from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

5.2 No Stockholder Rights. Without limiting any provision of this Warrant, Holder agrees that as a Holder of this Warrant it will not have any rights (including, but not limited to, voting rights) as a stockholder of the Company with respect to the Shares issuable hereunder unless and until the exercise of this Warrant and then only with respect to the Shares issued on such exercise.

5.3 Market Stand-off Agreement. The Holder agrees that the Shares shall be subject to the Market Standoff provisions in Section 2.11 of the Company’s Investor Rights Agreement or similar agreement, as amended and in effect from time to time.

5.4 Stockholder Agreements. Following any exercise of this Warrant and solely with respect to the Shares issued thereupon, if the Company so requests in writing, Holder shall become a party to the Company’s then-effective right of first refusal and co-sale agreement, voting agreement and/or each other agreement entered into among the Company and holders of the outstanding shares of the Class, each as may be amended and in effect from time to time (collectively, the “Stockholder Agreements”), by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, provided that such Stockholder Agreement is by its terms in force and effect at the time of such exercise. If the foregoing condition is met, then effective upon such exercise, Holder shall automatically become bound by, and the Shares issued upon such exercise shall automatically become subject to, such Stockholder Agreement.

5.5 Confidential Information. Holder agrees to treat and hold all information provided by the Company pursuant to this Warrant in confidence in accordance with the provisions of Section 11.8 of the Loan Agreement (regardless of whether the Loan Agreement shall then be in effect).

SECTION 6. MISCELLANEOUS.

6.1 Term; Automatic Cashless Exercise Upon Expiration.

(a) Term. Subject to the provisions of Section 2.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the expiration date set forth on Schedule I hereto (the “Expiration Date”) and shall be void thereafter; provided that if the Company does not deliver to Holder written confirmation of the fair market value of a Share pursuant to Section 6.1(b) below, then the Expiration Date shall automatically be extended until the earlier to occur of (i) such date as the Company delivers such written confirmation and (ii) one (1) year after the Expiration Date.

(b) Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share as determined in accordance with Section 2.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 2.2 above as to all Shares for which it shall not previously have been exercised, and the Company shall, within a reasonable time following Holder’s written request, deliver a certificate (or, in the case of uncertificated securities, provide notice of book entry) representing the Shares issued to Holder upon such exercise. If shares of the Class are not then traded in a Trading Market, the Company shall deliver to Holder, prior to the Expiration Date, written confirmation of the fair market value of a Share (as determined pursuant to Section 2.3 above) to be used in determining whether this Warrant shall automatically exercise on the Expiration Date pursuant to this Section 6.1(b).

6.2 Legends. Each certificate or notice of book entry evidencing Shares shall be imprinted with a legend in substantially the following form (together with such additional legends as may be required by the Charter Documents or under any Stockholder Agreement (to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 5.4 above)):

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO SILICON VALLEY BANK DATED SEPTEMBER 21,2021, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

And, if then applicable, a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO SILICON VALLEY BANK DATED SEPTEMBER 21, 2021, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

6.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise hereof may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to SVB Financial Group (Silicon Valley Bank’s parent company) or any other affiliate of Holder; provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.

6.4 Transfer Procedure. After receipt by Silicon Valley Bank of the executed Warrant, Silicon Valley Bank will transfer, for value received, all of its rights, title and interest in and to this Warrant to its parent company, SVB Financial Group, without any separate assignment agreement. By its acceptance of this Warrant, SVB Financial Group, on and as of the date of such assignment, hereby makes to the Company each of the representations and warranties set forth in Section 5.1 hereof and agrees to be bound by all of the terms and conditions of this Warrant as if it were the original Holder hereof. Subject to the provisions of Section 6.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issued upon exercise of this Warrant to any transferee; provided that in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant and/or Shares being transferred with the name, address and taxpayer identification number of the transferee, and Holder will surrender this Warrant, or the certificates or other evidence of such Shares or other securities, to the Company for reissuance to the transferee(s) (and to Holder if applicable); and provided further, that any subsequent transferee other than SVB Financial Group shall make substantially the representations set forth in Section 5.1 above and shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant; and provided further, that the transfer of any Shares issued on exercise hereof shall be subject to the provisions of the Stockholder Agreements to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section above. Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof to any person or entity who directly competes with the Company (as determined by the Company’s Board of Directors in its reasonable good faith judgment), except in connection with an Acquisition of the Company by such a direct competitor.

6.5 Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 6.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn: Warrants

80 East Rio Salado Parkway, Suite 600

Tempe, AZ 85281

Telephone: ***

Email: ***

All notices to the Company shall be addressed as follows until Holder receives notice of a change in address:

FOG Pharmaceuticals, Inc.

Attn: Chief Financial Officer

Address: 30 Acorn Park Drive, Cambridge, MA 02140

Telephone: [      ]

Email: [      ]

With a copy (which shall not constitute notice) to:

Faber Daeufer & Itrato PC

Attn: Timothy J. LaBua and Joseph L. Faber

Address: 890 Winter Street, Waltham, MA 02451

Telephone:

Email: timothy.labua@faberlawgroup.com

6.6 Amendment and Waiver. Notwithstanding any contrary provision herein or in the Loan Agreement, this Warrant may be amended and any provision hereof waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by Holder and any party against which enforcement of such amendment or waiver is sought.

6.7 Counterparts; Electronic Signatures; Status as Certificated Security. This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument. The Company, Holder and any other party hereto may execute this Warrant by electronic means and each party hereto recognizes and accepts the use of electronic signatures and the keeping of records in electronic form by any other party hereto in connection with the execution and storage hereof. To the extent that this Warrant or any agreement subject to the terms hereof or any amendment hereto is executed, recorded or delivered electronically, it shall be binding to the same extent as though it had been executed on paper with an original ink signature, as provided under applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. The fact that this Warrant is executed, signed, stored or delivered electronically shall not prevent the transfer by any Holder of this Warrant pursuant to Section 6.4 or the enforcement of the terms hereof. To the extent that the original of this Warrant is an electronic original, this Warrant, and any copies hereof, shall NOT be deemed to be a “certificated security” within the meaning of Section 8102(a)(4) of the California Commercial Code. Physical possession of the original of this Warrant or any paper copy thereof shall confer no special status to the bearer thereof.

6.8 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

6.9 Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which banks in California are closed.

SECTION 7. GOVERNING LAW, VENUE AND JURY TRIAL WAIVER; JUDICIAL REFERENCE.

7.1 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

7.2 Jurisdiction and Venue. The Company and Holder each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in Suffolk County, Massachusetts; provided, however, that nothing in this Warrant shall be deemed to operate to preclude Holder from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of Holder. The Company expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Company hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Company in accordance with Section 6.5 of this Warrant and that service so made shall be deemed completed upon the earlier to occur of the Company’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

7.3 Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT, THE LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES’ AGREEMENT TO THIS WARRANT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

7.4 Survival. This Section 7 shall survive the termination of this Warrant.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant To Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY:

FOG PHARMACEUTICALS, INC.

By:	/s/ Anthony Gibney
Name: Anthony Gibney
Title: CFO/CBO

HOLDER:

SILICON VALLEY BANK

By:	/s/ Lauren Cole
Name: Lauren Cole
Title: Director

APPENDIX 1

Form of Notice of Exercise of Warrant

1. The undersigned Holder hereby exercises its right to purchase       shares of the [Common] / [Series       Preferred] [circle one] Stock of       (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Exercise Price for such shares as follows:

[ ]	Check in the amount of $ payable to order of the Company enclosed herewith
[ ]	Wire transfer of immediately available funds to the Company’s account
[ ]	Cashless exercise pursuant to Section 2.2 of the Warrant, resulting in the issuance of shares of the [Common] / [Series Preferred] [circle one] Stock of the Company
[ ]	Other [Describe]

2. Please issue a certificate or certificates (or evidence of book entry) representing the Shares in the name specified below:

Holder’s Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby makes each of the representations and warranties set forth in Section 5.1 of the Warrant To Purchase Stock as of the date hereof.

HOLDER:

By:
Name:
Title:
(Date):

AMENDMENT NO. 1 TO WARRANT TO PURCHASE STOCK

THIS AMENDMENT NO. 1 TO WARRANT TO PURCHASE STOCK is made this 12th day of April, 2022, by and between SVB Financial Group (“Holder”) and FOG Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, Holder is the holder, by assignment from Silicon Valley Bank (“Bank”), of that certain Warrant to Purchase Stock dated September 21, 2021 issued by the Company to Bank (the “Warrant”); and

WHEREAS, in connection with certain credit transactions of even date herewith between Bank and the Company, the parties desire to amend the Warrant in the manner set forth below;

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Amendment of Warrant. The Warrant is hereby amended as follows:

(a) The number of Initial Shares set forth in Schedule 1 thereto is hereby changed to 27,877.

(b) The number of Additional Shares set forth in Schedule 1 thereto is hereby changed to 9,292.

2.
No Adjustment Events. The Company represents and warrants that, since the original Issue Date of the Warrant, there has occurred no event of a type described in Section 3 thereof that resulted in an adjustment to the number of Shares, the Class or the Exercise Price (as such terms are defined in the Warrant).
3.
No Other Amendments. Except as amended hereby, the Warrant shall remain in full force and effect as originally written.
4.
Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.
5.
Electronic Signatures. Each party hereto may execute this Amendment No. 1 by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Warrant to Purchase Stock as of the date first above written.

FOG PHARMACEUTICALS, INC.

By:	/s/ Gregory L. Verdine
Name: Gregory L. Verdine
Title: President, Treasurer and Secretary

SVB FINANCIAL GROUP

By:	/s/ Ryan Henry
Name: Ryan Henry
Title: Senior Portfolio Manager